Exhibit 10.3

EXECUTION VERSION

TAX MATTERS AGREEMENT

by and between

Pfizer Inc.

as Pluto

and

Upjohn Inc.

as Spinco

Dated as of November 16, 2020

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-ii-

Section 15.13.	Spinco Subsidiaries	37
Section 15.14.	Successors	37
Section 15.15.	Specific Performance	37

Schedule A	Internal Tax-Free Separation Transactions
Schedule B	Specified Post-Distribution Matters
Schedule C	Tax Grants
Schedule D	Delayed Market Transactions
Exhibit A	Separation Plan

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TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of November 16, 2020, by and among Pfizer Inc., a Delaware corporation (“Pluto”), and Upjohn Inc., a Delaware corporation (“Spinco”) (collectively the “Companies” or the “Parties” and individually, a “Company” or a “Party”).

RECITALS

WHEREAS, pursuant to the Tax Laws of various jurisdictions, certain members of the Spinco Group currently file certain Tax Returns on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) with certain members of the Pluto Group;

WHEREAS, Pluto and Spinco have entered into a Separation and Distribution Agreement, dated as of July 29, 2019 (as amended from time to time, the “Separation and Distribution Agreement”), and Pluto, Spinco, Utah Acquisition Sub Inc., a Delaware corporation and an indirectly wholly owned Subsidiary of Spinco (“Spinco Sub”), Mylan N.V., a public company with limited liability incorporated under the laws of the Netherlands (“Utah”), Mylan I B.V., a company incorporated under the laws of the Netherlands and a direct wholly owned subsidiary of Utah (“Utah Newco”), and Mylan II B.V., a company incorporated under the laws of the Netherlands and a direct wholly owned subsidiary of Utah Newco (“Utah Newco Sub”), have entered into a Business Combination Agreement, dated as of July 29, 2019 (as amended from time to time, the “Business Combination Agreement”), pursuant to which the Contribution, the Distribution, the Combination and other related transactions will be consummated;

WHEREAS, (i) the Contribution, the Spinco Cash Distribution, and the Distribution and (ii) certain of the transactions included in the Separation Plan are, in each case, intended to qualify for Tax-Free Status; and

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities for certain Taxes arising prior to, at the time of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties hereby agree as follows:

SECTION 1. DEFINITIONS OF TERMS.

Section 1.01. Definitions. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement:

“Active Trade or Business” means (i) with respect to Spinco and the Distribution, the Spinco Business, the active conduct (as defined in Section 355(b)(2) of the Code, and taking into account Section 355(b)(3) of the Code and the Treasury Regulations thereunder) of which Spinco was engaged in immediately prior to the Distribution and (ii) with respect to another Spinco Entity and another Separation Transaction intended to qualify as tax-free pursuant to Section 355 of the Code or analogous provisions of state or local law, the portion of the Spinco Business, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder, or the analogous provisions of state or local law) of which such Spinco Entity was engaged in immediately prior to such Separation Transaction.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.

“Agreed Statement” has the meaning set forth in Section 12.03.

“Agreement” means this Tax Matters Agreement.

“Apportioned Tax Attributes” means Tax Attributes that are subject to allocation or apportionment between one Person and another Person under applicable Law or by reason of the Separation Transactions.

“Apportionment Method” shall mean the apportionment of items between portions of a taxable period as follows: (i) real property, personal property and similar ad valorem Taxes shall be apportioned on the basis of a fraction, the numerator of which is the number of days in the portion of such taxable period beginning on the first day of such taxable period and ending on the Distribution Date, or the number of days beginning on the day after the Distribution Date and ending on the last day of such taxable period, as appropriate, and the denominator of which is the total number of days in such taxable period and (ii) subject to Section 3.07(c), all other Taxes shall be apportioned based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the taxable period, as if the Distribution Date were the last day of the taxable period).

“Business Combination Agreement” has the meaning set forth in the Recitals to this Agreement.

“Business Day” has the meaning set forth in the Separation and Distribution Agreement.

“Closing Working Capital” has the meaning set forth in the Separation and Distribution Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combination” has the meaning set forth in the Business Combination Agreement.

“Combination Effective Time” has the same meaning as “Effective Time” as set forth in the Business Combination Agreement.

“Combination Transfer Taxes” means any Transfer Taxes incurred in connection with the Combination.

“Companies” and “Company” have the meaning provided in the first sentence of this Agreement.

“Contribution” has the meaning set forth in the Separation and Distribution Agreement.

“Delayed Market Tax Costs” means any additional net Tax liability (taking into account any additional U.S. or non-U.S. income or non-income Tax and Tax imposed by withholding) incurred by the Spinco Group arising from a Delayed Market Transaction that would not have been imposed but for the assets or liabilities that are transferred in such Delayed Market Transaction not having been transferred for legal purposes on or before the Distribution Date, and including in the calculation of such net Tax liability any Taxes incurred in repatriating cash received in connection with such Delayed Market Transaction from the relevant member of the Spinco Group to (x) Spinco or (y) to the extent there is a corresponding obligation by a member of the Spinco Group to make a cash payment to a member of the Pluto Group, such member of the Spinco Group).

“Delayed Market Transaction” means a transaction listed on Schedule D.

“DGCL” means the Delaware General Corporation Law.

“Dispute” has the meaning set forth in Section 12.

“Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Date” means the date on which the Distribution occurs.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of November 16, 2020, by and among Pluto and Spinco.

“Employment Tax” means any Tax the liability or responsibility for which is allocated pursuant to the Employee Matters Agreement.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of a State, local, or foreign taxing jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (v) by a final settlement resulting from a treaty-based competent authority determination; or (vi) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Parties.

“Group” means the Pluto Group or the Spinco Group, or both, as the context requires.

“Indemnifying Party” means a Party that has an obligation to make an Indemnity Payment.

“Indemnified Party” means a Party that is entitled to receive, or whose Affiliate is entitled to receive, an Indemnity Payment.

“Indemnity Payment” means any payment arising out of obligations to indemnify under Section 2.01.

“Internal Tax-Free Separation Transactions” means the Separation Transactions identified on Schedule A as being free from Tax to the extent set forth therein.

“IRS” means the U.S. Internal Revenue Service.

“Joint Return” means any Tax Return that actually includes, by election or otherwise, one or more members of the Pluto Group together with one or more members of the Spinco Group.

“Local Separation Agreements” has the meaning set forth in the Separation and Distribution Agreement.

“Legal Comfort” has the meaning set forth in Section 6.03(b).

“Next Day Rule” has the meaning set forth in Section 3.07(c).

“Past Practices” has the meaning set forth in Section 4.05(b) of this Agreement.

“Payment Date” means (i) with respect to any Pluto Federal Consolidated Income Tax Return, (A) the due date for any required installment of estimated Taxes determined under Section 6655 of the Code, (B) the due date (determined without regard to extensions) for filing of such Tax Return determined under Section 6072 of the Code, or (C) the date such Tax Return is filed, as the case may be, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Pluto” has the meaning provided in the first sentence of this Agreement.

“Pluto Affiliated Group” means the affiliated group (as that term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which Pluto is the common parent.

“Pluto Business” has the meaning provided in the Separation and Distribution Agreement.

“Pluto Common Stock” has the meaning provided in the Separation and Distribution Agreement.

“Pluto Equity Awards” has the meaning provided in the EMA.

“Pluto Federal Consolidated Income Tax Return” means any U.S. federal income Tax Return for the Pluto Affiliated Group.

“Pluto Group” means Pluto and its subsidiaries, excluding any entity that is a member of the Spinco Group, as determined immediately after the Distribution.

“Pluto Separate Return” means any Tax Return of, or including any member of, the Pluto Group (including any consolidated, combined or unitary Tax Return) that does not include any member of the Spinco Group.

“Post-Distribution Period” shall mean any taxable period (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Period” shall mean any taxable period (or portion thereof) ending on or before the Distribution Date.

“Pre-Distribution Tax Records” has the meaning set forth in Section 8.01.

“Preliminary Tax Advisor” has the meaning set forth in Section 12.03.

“Prime Rate” has the meaning set forth in the Separation and Distribution Agreement.

“Privilege” has the meaning set forth in the Separation and Distribution Agreement.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Spinco management or shareholders, is a hostile acquisition, or otherwise, as a result of which Spinco would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from Spinco and/or one or more holders of outstanding shares of Spinco Capital Stock, any shares of Spinco Capital Stock. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Spinco of a shareholder rights plan, (ii) issuances by Spinco that satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d) or (iii) as otherwise expressly required or expressly permitted by this Agreement, the Business Combination Agreement, the Separation and Distribution Agreement or any Ancillary Agreement. For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Representation Letters” means the statements of facts and representations, officer’s certificates, representation letters and any other materials (including, without limitation, a Ruling Request and any related supplemental submissions to the IRS or other Tax Authority) delivered or deliverable by Pluto, Spinco, or Utah and their respective subsidiaries or representatives thereof in connection with the rendering by tax advisors, and/or the issuance by the IRS or other Tax Authority, of the Tax Opinions/Rulings.

“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing, or causing to be prepared or filed, such Tax Return under Section 4.

“Restricted Action” means one of the actions described in Section 6.03(a).

“Retention Date” has the meaning set forth in Section 8.01.

“Ruling” means a private letter ruling issued by the IRS to Pluto prior to and in connection with the Contribution, the Spinco Cash Distribution, the Pluto Cash Distribution and the Distribution.

“Ruling Request” means any filing by Pluto with the IRS or other Tax Authority requesting (i) a Ruling or (ii) any other private letter ruling regarding certain tax consequences of the Separation Transactions, in each case including all attachments, exhibits, and other materials submitted with such filing and any amendment or supplement to such filing.

“SAG” means a group made up of one or more chains of corporations connected through stock ownership if such corporation owns directly stock meeting the Stock Ownership Requirement in at least one other corporation, and stock meeting the Stock Ownership Requirement in each of the corporations (except the parent) is owned directly by one or more of the other corporations.

“Separate Return” means a Pluto Separate Return or an Spinco Separate Return, as the case may be.

“Separation” has the meaning set forth in the Separation and Distribution Agreement.

“Separation and Distribution Agreement” has the meaning set forth in the Recitals to this Agreement.

“Separation Plan” means the step plan dated November 13, 2020, attached hereto as Exhibit A.

“Separation Transactions” means those transactions undertaken by the Companies and their Affiliates pursuant to the Separation Plan to separate the Spinco Business from the Pluto Business.

“Separation Transfer Taxes” means any Transfer Taxes incurred in connection with the Separation, the Contribution and the Distribution, including, for the avoidance of doubt, any Transfer Taxes incurred in connection with the transfer of employees, assets and liabilities from any member of the Pluto Group to any Specified CEE Entity; provided that with respect to any such Transfer Tax that is recoverable, (A) Spinco shall use commercially reasonable efforts to recover, all or a portion of, such Transfer Tax from the relevant Tax authority and (B) such Transfer Tax shall not be included in the definition of Separation Transfer Taxes except to the extent that such Transfer Tax has not been recovered within 12 months from the date on which such Transfer Tax was paid.

“Specified CEE Jurisdiction” means Bulgaria, Croatia, the Czech Republic, Hungary, Poland, Romania, Serbia, Slovakia or Slovenia.

“Specified CEE Entity” means any member of the Utah Group or the Spinco Group that is organized or Tax resident in a Specified CEE Jurisdiction.

“Specified Post-Distribution Matters” means the post-distribution matters listed on Schedule B.

“Spinco” has the meaning provided in the first sentence of this Agreement.

“Spinco Assets” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Business” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Capital Stock” means all classes or series of capital stock of Spinco, including (i) Spinco Common Stock,(ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in Spinco for U.S. federal income Tax purposes.

“Spinco Carryback” means any net operating loss, capital loss, excess tax credit, or other similar Tax item of any member of the Spinco Group which may or must be carried from one taxable period to another prior taxable period under the Code or other applicable Tax Law.

“Spinco Cash Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Common Stock” has the meaning given to the term “Spinco Common Stock” in the Separation and Distribution Agreement.

“Spinco Compensatory Equity Interests” means any option, stock appreciation rights, restricted stock, restricted stock units, performance share units, or other rights with respect to Spinco Capital Stock that are outstanding immediately after the Combination in connection with employee, independent contractor or direct compensation or other employer benefits (including, for the avoidance of doubt, options, stock appreciation rights, restricted stock, restricted stock units, performance share units, or other rights issued in respect of any of the foregoing by reason of or in connection with the Combination).

“Spinco Entity” means an entity which is a member of the Spinco Group, as determined immediately after the Distribution and immediately before the Combination.

“Spinco Group” means Spinco and its subsidiaries, as determined from time to time.

“Spinco Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Make-Whole Awards” has the meaning set forth in the Employee Matters Agreement.

“Spinco Pre-Combination Group” means Spinco and its subsidiaries, immediately after the Distribution and immediately before the Combination.

“Spinco Section 355(e) Event” means the application of Section 355(e) of the Code to the Distribution by reason of the direct or indirect acquisition by one or more Persons of stock representing a fifty percent or greater interest (within the meaning of Section 355(e)(2)(A)(ii) of the Code) in any member of the Spinco Pre-Combination Group; provided that a Spinco Section 355(e) Event shall not be treated as having occurred solely by reason of the transactions required or expressly permitted by this Agreement, the Business Combination Agreement, the Separation and Distribution Agreement or any Ancillary Agreement.

“Spinco Separate Return” means any Tax Return of or including any member of the Spinco Pre-Combination Group (including any consolidated, combined or unitary Tax Return) that does not include any member of the Pluto Group.

“Subsequent Ruling” means a private letter ruling issued by the IRS to Pluto, after the Combination, to the effect that a Restricted Action will not affect the Tax-Free Status (other than clause (vi) of the definition of Tax-Free Status).

“Subsequent Ruling Request” means any filing by Pluto with the IRS or other Tax Authority requesting a Subsequent Ruling, including all attachments, exhibits, and other materials submitted with such filing and any amendment or supplement to such filing.

“Stock Ownership Requirement” means, with respect to a corporation, a requirement that is met if the stock owned represents at least 80% of the total voting power and at least 80% of the total value of the stock of such corporation.

“Straddle Period” means any taxable period that begins on or before and ends after the Distribution Date.

“Tax” or “Taxes” means (i) any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any governmental entity or political subdivision thereof, and (ii) any interest, penalty, additions to tax, or additional amounts in respect of the foregoing; provided that, solely for purposes of this Agreement (and, for the avoidance of doubt, not for purposes of any of the other Transaction Documents, as defined in the Business Combination Agreement), Taxes shall not include Employment Taxes.

“Tax Advisor” means a tax counsel or accountant of recognized national standing.

“Tax Attribute” or “Attribute” means (i) a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, unused general business credit, unused research and development credit or any other Tax Item that could reduce a Tax or create a Tax Benefit and (ii) earnings and profits (including previously-taxed earnings and profits), tax basis or other similar Tax attributes that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means any governmental authority or any subdivision, agency, commission, or entity thereof, or any quasi-governmental or private body, in each case having jurisdiction over the assessment, determination, collection or imposition of any Tax (including for the avoidance of doubt, any of the foregoing having the authority to enter into any agreement, incentive arrangement or grant with respect to any Tax).

“Tax Benefit” means any refund, credit, or other reduction in otherwise required liability for Taxes.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund) by any Tax Authority with respect to any Tax Return.

“Tax-Free Status” means:

(i) the qualification of the Contribution, the Spinco Cash Distribution, Pluto Cash Distribution and the Distribution, taken together, as a “reorganization” under Section 368(a)(1)(D) of the Code;

(ii) the qualification of the Distribution as a transaction in which the Spinco Common Stock distributed to holders of Pluto Common Stock is “qualified property” for purposes of Section 361(c) of the Code;

(iii) the nonrecognition of income, gain or loss by Pluto and Spinco on the Contribution and the Distribution under Sections 355, 361 and/or 1032 of the Code, as applicable, other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code;

(iv) the nonrecognition of income, gain or loss by holders of Pluto Common Stock upon the receipt of Spinco Common Stock in the Distribution (except with respect to the receipt of cash in lieu of fractional shares of Spinco Common Stock, if any) under Section 355 of the Code;

(v) the nonrecognition of income, gain or loss by Pluto on the distribution of the proceeds of the Spinco Cash Distribution in the Pluto Cash Distribution to Pluto creditors or shareholders under Section 361(b) of the Code; and

(vi) the transactions described on Schedule A as being free from Tax to the extent set forth therein.

“Tax Grants” means the agreements listed on Schedule C.

“Tax Item” means, any item of income, gain, loss, deduction, credit, recapture of credit or any other item that increases or decreases income Taxes paid or payable.

“Tax Law” means the Law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinions/Rulings” means the opinions or legal memoranda of tax advisors and/or the rulings by the IRS or other Tax Authorities delivered or deliverable to Pluto in connection with the Contribution and the Distribution or otherwise with respect to the Separation Transactions.

“Tax Records” means any (i) Tax Returns, (ii) Tax Return workpapers, (iii) documentation relating to any Tax Contests, and (iv) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax-Related Losses” means:

(i) all Taxes imposed pursuant to any Final Determination;

(ii) all reasonable accounting, legal and other professional fees, court costs and other reasonable out-of-pocket costs incurred in connection with the assertion or imposition of such Taxes (whether or not ultimately imposed); and

(iii) all costs, expenses and damages, including all reasonable accounting, legal and other professional fees, court costs and other reasonable out-of-pocket costs, associated with stockholder litigation or controversies and any amount paid by Pluto (or any Pluto Affiliate) or Spinco (or any Spinco Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority;

in each case, resulting from the failure of the Contribution, the Spinco Cash Distribution, the Pluto Cash Distribution or the Distribution to qualify for Tax-Free Status or from the failure of a Separation Transaction described on Schedule A as being free from Tax to the extent set forth therein.

“Tax Return” or “Return” means any return or report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Technical Dispute” means any Dispute (i) relating solely to one or more Technical Tax Matters or (ii) that the Parties otherwise agree shall be treated as a Technical Dispute.

“Technical Tax Matter” means any matter related to (i) the interpretation or application of Tax Law or (ii) calculations or other computations necessary to implement a provision of this Agreement or required by any Tax Law.

“Transfer Pricing Adjustment” means any proposed or actual allocation by a Tax Authority of any Tax Item between or among any member of the Pluto Group and any member of the Spinco Group with respect to any taxable period ending prior to or including the final Distribution Date.

“Transfer Taxes” means all transfer, documentary, stamp duty, sales, use, value added, goods and services, registration, filing, conveyance, real property transfer gains, commodities and any similar Taxes.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant taxable period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to Pluto, on which Pluto may rely to the effect that a Restricted Action will not affect the Tax-Free Status. Any such opinion must assume that the Contribution and the Distribution would have qualified for Tax-Free Status if the Restricted Action in question did not occur.

“Utah” means Mylan N.V., a public company with limited liability incorporated under the laws of the Netherlands.

“Utah Group” means Utah and its subsidiaries, as determined immediately before the Combination.

SECTION 2. INDEMNIFICATION.

Section 2.01. Indemnification for Taxes and Tax-Related Losses.

(a) Pluto Liability. Pluto shall be liable for, shall pay and shall indemnify and hold harmless the Spinco Group from and against any liability for Tax-Related Losses and other Taxes that, in each case, are allocated to Pluto or the Pluto Group under Section 3.

(b) Spinco Liability. Spinco shall be liable for, shall pay and shall indemnify and hold harmless the Pluto Group from and against any liability for Tax-Related Losses and other Taxes that, in each case, are allocated to Spinco under Section 3.

Section 2.02. Indemnification Payments.

(a) All Indemnity Payments under this Agreement shall be made by Pluto directly to Spinco and by Spinco directly to Pluto; provided, however, that if the Companies mutually agree with respect to any such Indemnity Payment, any member of the Pluto Group, on the one hand, may make such Indemnity Payment to any member of the Spinco Group, on the other hand, and vice versa.

(b) Subject to Section 2.02(c) below, in the absence of any change in Tax treatment under the Code and except as otherwise required by other applicable Tax Law, all Indemnity Payments shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution.

(c) Anything herein to the contrary notwithstanding, to the extent the Indemnifying Party makes a payment of interest to the Indemnified Party under Section 13, the interest payment shall be treated as interest expense to the Indemnifying Party (deductible to the extent provided by Law) and as interest income by the Indemnified Party (includible in income to the extent provided by Law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnifying Party or increase in Tax to the Indemnified Party.

(d) If an indemnification obligation of any Indemnifying Party under this Agreement arises in respect of an adjustment that results in an offsetting deduction or other item for the Indemnified Party which would not otherwise be allowable but for such adjustment, the amount of any Indemnity Payment shall be reduced to take into account any actual Tax Benefit realized by the Indemnified Party’s Group with respect to such deduction or other item, determined using a “with and without” methodology (treating any deductions attributable to the Indemnity Payment as the last items claimed for any taxable period including after the utilization of any available Tax Attributes).

(e) Pluto and Spinco and the members of their respective Groups shall discharge their obligations under Section 2.01 by paying the relevant amount within thirty (30) days after written demand therefor. Any such demand shall include the amount due under Section 2.01. Notwithstanding the foregoing, if Pluto or Spinco disputes in good faith the fact or amount of its obligation under Section 2.01, then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 12; provided, however, that any amount not paid within thirty (30) days after written demand therefor shall bear interest as provided in Section 13.

Section 2.03. Limitation on Liability for Non-Income Taxes. Notwithstanding anything to the contrary in this Agreement, a Company shall not be required to pay, indemnify or hold harmless the other Company for any non-income Taxes pursuant to this Section 2:

(a) to the extent such non-income Taxes were taken into account as liabilities in the determination of the Closing Working Capital, as finally determined pursuant to Section 2.16 of the Separation and Distribution Agreement; or

(b) arising from any individual claim (or series of related claims arising out of the same facts or circumstances) if the amount of such non-income Taxes paid or payable with respect to such claim or series of claims is less than $50,000.

SECTION 3. ALLOCATION OF TAX LIABILITIES AND OTHER TAX MATTERS.

Section 3.01. Allocation of Tax-Related Losses.

(a) Allocation of Tax-Related Losses to Pluto. Pluto shall be allocated all Tax-Related Losses other than Tax-Related Losses allocated to Spinco pursuant to Section 3.01(b).

(b) Allocation of Tax-Related Losses to Spinco. Subject to Section 3.01(c), Spinco shall be allocated all Tax-Related Losses arising out of:

(i) a Spinco Section 355(e) Event;

(ii) a breach of any representation in Section 6.01(b);

(iii) a breach of any covenant in Section 6.02; or

(iv) an action or omission by any member of the Spinco Group or the Utah Group described in Section 6.03 (without regard to whether Spinco received Legal Comfort with respect to that action or omission).

(c) Allocation of Tax-Related Losses According to Relative Fault. If any Tax-Related Losses are described in Section 3.01(b) but also would not have been imposed but for an action or omission by any member of the Pluto Group, such Tax-Related Losses shall be allocated between Pluto and Spinco in proportion to the relative degrees of fault of the members of the Pluto Group, on the one hand, and the Spinco Group, on the other hand.

(d) Notwithstanding anything to the contrary in Section 3.02, Section 3.03, Section 3.04 or Section 3.05, only this Section 3.01 shall allocate Tax-Related Losses to Spinco or Pluto.

Section 3.02. General Rule for Allocation of Taxes. Except as provided in Section 3.01, Section 3.03, Section 3.04 or Section 3.05, Taxes shall be allocated as follows:

(a) Allocation of Taxes Relating to Joint Returns. With respect to any Joint Return, Pluto shall be allocated all Taxes due with respect to or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination; provided, however, that to the extent any such Joint Return includes any Tax Item attributable to any member of the Spinco Group or the Spinco Business for any Post-Distribution Period, Spinco shall be allocated all Taxes attributable to such Tax Items.

(b) Allocation of Taxes Relating to Separate Returns.

(i) Pluto shall be allocated all Taxes due with respect to or required to be reported on (x) any Pluto Separate Return for any taxable period and (y) any Spinco Separate Return for any Pre-Distribution Period (including, in each case, any increase in such Tax as a result of a Final Determination).

(ii) Spinco shall be allocated any and all Taxes due with respect to or required to be reported on any Spinco Separate Return (including any increase in such Tax as a result of a Final Determination) for any Post-Distribution Period.

Section 3.03. Other Spinco Liability. Except as provided in Section 3.01 or Section 3.05, Spinco shall be allocated any Tax resulting from a breach by Spinco of any covenant in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement.

Section 3.04. Other Pluto Liability. Except as provided in Section 3.01 or Section 3.05, Pluto shall be allocated:

(a) any Taxes imposed on any member of the Spinco Group under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or foreign Law) solely as a result of any such member being or having been a member of the Pluto Affiliated Group (or any similar group under state, local or foreign Law);

(b) any Taxes of any member of the Pluto Affiliated Group (including any applicable member of the Spinco Group) arising by operation of Section 965 of the Code, including any “net tax liability under this section” (as defined in Section 965(h) of the Code) (whether or not the election described in Section 965(h) of the Code is or has been made);

(c) any Tax resulting from a breach by Pluto of any covenant in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement;

(d) any Separation Transfer Taxes; and

(e) any Delayed Market Tax Costs, except to the extent that the amount of any corresponding payment with respect to, or on account of, a Delayed Market Transaction made by a member of the Spinco Group to a member of the Pluto Group is reduced in respect of any such Delayed Market Tax Costs pursuant to the agreement governing such corresponding payment.

Section 3.05. Allocation of Taxes According to Relative Fault. If any Taxes are described in both Section 3.03 and Section 3.04(c), such Taxes shall be allocated between Pluto and Spinco in proportion to the relative degrees of fault of Pluto, on the one hand, and Spinco, on the other hand.

Section 3.06. Employment Taxes; Certain Deductions.

(a) Allocation of Employment Taxes. Notwithstanding anything contained herein to the contrary, this Agreement, including Section 3 hereof, shall not apply with respect to Employment Taxes. Employment Taxes shall be allocated as provided in the Employee Matters Agreement. All obligations with respect to the withholding, reporting, remitting or payment obligations or any regulatory filing obligation in connection with Employment Taxes, Pluto Equity Awards or the Spinco Make-Whole Awards shall be governed by the Employee Matters Agreement.

(b) Allocation of Certain Compensation Deductions. The Pluto Group shall be allocated any Tax deduction relating to:

(i) the exercise, vesting and/or settlement of the Pluto Equity Awards, and

(ii) any Liabilities with respect to compensation or benefits that any Pluto Group member assumes or retains in connection with the Transactions (such deductions, collectively, the “Pluto Compensation Tax Assets”).

(c) Payments for Pluto Compensation Tax Assets. If a Pluto Compensation Asset gives rise to a deduction for any member of the Spinco Group in any Post-Distribution Period, Pluto will be entitled to annual payments from Spinco of the actual Tax Benefit of the Spinco Group arising from such Pluto Compensation Tax Asset, determined using a “with and without” methodology (treating any deductions attributable to the use by a member of the Spinco Group of a Pluto Compensation Tax Asset as the last item claimed for any taxable period including after the utilization of any available Tax Attributes).

Section 3.07. Determination of Tax Attributable to the Spinco Business.

(a) Apportionment. The Parties and their respective Affiliates shall elect to close the taxable period of each Spinco Group member as of the end of the Distribution Date, to the extent permitted by applicable Tax Law; provided, however, that if applicable Tax Law does not permit a member of the Spinco Group to close its taxable period at such time, the Tax attributable to the operations of such member of the Spinco Group for any Pre-Distribution Period shall be determined using the Apportionment Method.

(b) Notwithstanding Section 3.07(a), any and all Taxes reported, or required to be reported, on a Spinco Separate Return, or a Tax Return of a member of the Pluto Group to the extent attributable to a member of the Spinco Group, under Section 951(a) or Section 951A(a) of the Code (“Spinco Subpart F Taxes”) that, in each case, are attributable to Tax Items for a Pre-Distribution Period (determined as though the taxable period of each controlled foreign corporation (within the meaning of Section 957 of the Code) giving rise to Tax Items ended on the Distribution Date) shall be allocated to Pluto, and any Spinco Subpart F Taxes that, in each case, are attributable to Tax Items for a Post-Distribution Period (determined as though the taxable period of each controlled foreign corporation (within the meaning of Section 957 of the Code) giving rise to Tax

Items ended on the Distribution Date) shall be allocated to Spinco; provided, further, that for purposes of determining the amount of Spinco Subpart F Taxes allocated to Pluto above, (i) the portion of any Spinco Subpart F Taxes allocated to Pluto shall not exceed the amount of Taxes that the Spinco Pre-Combination Group would have been required to pay (for the avoidance of doubt, taking into account all items of deduction and credit which would have been allowed to members of the Spinco Pre-Combination Group) in respect of inclusions under Section 951(a) and 951A(a) of the Code, respectively, if (x) the Spinco Pre-Combination Group were a stand-alone affiliated group of corporations the domestic members of which joined in the filing of a consolidated U.S. federal income Tax return and (y) the taxable period of each member of the Spinco Pre-Combination Group ended on the Distribution Date, and (ii) the “qualified business asset investment” (as such term is used in Section 951A(d) of the Code) of each relevant controlled foreign corporation (within the meaning of Section 957 of the Code) for a Pre-Distribution Period shall be determined consistent with Treasury Regulations Section 1.951A-3(f) (as though the taxable period of such controlled foreign corporation ended on the Distribution Date).

(c) Next Day Rule. For all purposes under this Agreement, Pluto and Spinco hereby agree that any transaction with respect to Spinco or the Spinco Group occurring on the Distribution Date but after the Distribution Effective Time (other than any transaction occurring in the ordinary course of business) shall be treated for all Tax purposes (to the extent permitted by applicable Tax Law, including Treasury Regulations Section 1.1502-76(b) (the “Next Day Rule”)) as occurring at the beginning of the day following the Distribution Date.

SECTION 4. PREPARATION AND FILING OF TAX RETURNS.

Section 4.01. Pluto Responsibility. Pluto has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a) Joint Returns;

(b) Pluto Separate Returns; and

(c) Spinco Separate Returns that relate solely to any Pre-Distribution Period, provided that with respect to any such Spinco Separate Return that is prepared, or caused to be prepared, by Pluto but that is required to be filed by a member of the Spinco Group under applicable Tax Law, Pluto shall provide such Tax Return to Spinco prior to the due date for filing such Tax Return (taking into account applicable extension periods), and Spinco shall execute and file, or cause to be executed and filed, such Tax Return; provided further that if Spinco promptly delivers to Pluto a written notice of objection stating that Spinco has determined in good faith that it is not permitted to file such Tax Return under applicable Law, the Companies shall resolve any Dispute under Section 12 of this Agreement. In the event that the Dispute is not resolved before the due date of such Tax Return, such Tax Return shall be filed reflecting Spinco’s objection on the Dispute, and (i) if required, an amended Tax Return shall be filed after the resolution of the Dispute that reflects the resolution of the Dispute and (ii) the Parties shall make appropriate adjustments to any Indemnity Payment due or previously paid to reflect such resolution.

Section 4.02. Spinco Responsibility. Spinco shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the Spinco Group (including, for the avoidance of doubt, any Spinco Separate Return) other than those Tax Returns which Pluto is required to prepare and file, or cause to be prepared and filed, under Section 4.01.

Section 4.03. Tax Returns for Certain Transfer Taxes. Notwithstanding Section 4.01 and Section 4.02, the Party responsible, or whose subsidiary is responsible, for filing any Tax Return with respect to any Separation Transfer Taxes under applicable Law shall prepare and file, or cause to be prepared and filed, any Tax Returns with respect to such Transfer Taxes.

Section 4.04. Tax Payments for Tax Returns. With respect to any Tax Return, the Company required to file such Tax Return under applicable Law shall pay, or cause to be paid, the amount shown as due on such Tax Return to the applicable Tax Authority on or before the relevant Payment Date (and provide notice and proof of payment to the other Company in the case of a Joint Return). If any portion of such payment is in respect of Taxes for which an Indemnifying Party has an indemnity obligation under Section 2, the Indemnifying Party shall pay the amount required to be so indemnified to the Indemnified Party in accordance with Section 2.

Section 4.05. Tax Reporting Practices.

(a) Pluto General Rule. Except as provided in Section 4.05(c), Pluto shall prepare, or cause to be prepared, any Tax Return described in Section 4.01 in accordance with reasonable Tax accounting practices selected by Pluto.

(b) Spinco General Rule. Except as provided in Section 4.05(c), with respect to any Tax Return for a Straddle Period that Spinco has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.02, such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Return of the relevant member(s) of the Spinco Group in question (unless there is no reasonable basis for the use of such Past Practices or unless there is no adverse effect to Pluto), and, to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use such Past Practices or there is no adverse effect to Pluto), in accordance with reasonable Tax accounting practices selected by Spinco. Spinco shall not amend, refile or otherwise take any action with respect to any Tax Return with respect to one or more members of the Spinco Pre-Combination Group previously filed with respect to any Pre-Distribution Period without the prior written consent of Pluto, not to be unreasonably withheld or delayed.

(c) Reporting of Separation Transactions. The Tax treatment of the Separation Transactions reported on any Tax Return shall be consistent with the treatment thereof in the Ruling Requests, the Tax Opinions/Rulings or as set forth on Schedule A, as applicable, taking into account the jurisdiction in which such Tax Returns are filed.

Section 4.06. Consolidated or Combined Tax Returns. Spinco will, and will cause its respective Affiliates to, use reasonable best efforts to elect and join in filing any Joint Returns that Pluto determines are required to be filed or that Pluto chooses to file pursuant to Section 4.01(a).

Section 4.07. Right to Review Tax Returns.

(a) General. The Responsible Company with respect to any material Tax Return shall make the portion of such Tax Return and related workpapers that are relevant to the determination of the other Company’s rights or obligations under this Agreement available for review by the other Company, if requested, (i) to the extent such Tax Return relates to Taxes for which the requesting Party would reasonably be expected to be liable, (ii) such Tax Return relates to Taxes and the requesting Party would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return or (iii) such Tax Return relates to Taxes for which the requesting Party would reasonably be expected to have a claim for Tax Benefits under this Agreement. The Responsible Company shall use its commercially reasonable efforts to make such portion of such Tax Return available for review as required under this Section 4.07(a) sufficiently in advance of the due date for filing of such Tax Return to provide the other Company with a meaningful opportunity to analyze and comment on such Tax Return. The Companies shall attempt in good faith to resolve any dispute arising out of the review of such Tax Return, but if the Companies are unable to resolve such dispute, the resolution of such dispute shall be governed by Section 12 of this Agreement. In the event that such dispute is not resolved before the due date of such Tax Return, such Tax Return shall be filed on the basis prepared by the Responsible Company (as revised to reflect any comments made by the other Company which are not the subject of a dispute), and (i) if required, an amended Tax Return shall be filed after the resolution of such dispute that reflects the resolution of such dispute and (ii) the Parties shall make appropriate adjustments to any Indemnity Payment due or previously paid to reflect such resolution.

(b) Material Tax Returns. For purposes of Section 4.07(a), a Tax Return is “material” if, and only if, it could reasonably be expected to reflect (i) Tax liability equal to or in excess of $1 million, (ii) a Tax credit or credits equal to or in excess of $1 million or (iii) a Tax loss or losses equal to or in excess of $5 million, in each case with respect to the requesting Party.

Section 4.08. Spinco Carrybacks and Claims for Refund. Spinco hereby agrees that, unless Pluto consents in writing, (i) Spinco shall not file, or cause to be filed, any Adjustment Request with respect to any Joint Return, (ii) Spinco shall make, or cause to be made, any available elections to waive the right to claim in any Pre-Distribution Period with respect to any Joint Return any Spinco Carryback arising in a Post-Distribution Period; and (iii) Spinco shall not make, or cause to be made, any affirmative election to claim any Spinco Carryback described in clause (ii).

Section 4.09. Apportioned Tax Attributes.

(a) Pluto shall in good faith advise Spinco in writing of the amount, if any, of Tax Attributes which Pluto determines, from time to time (including as a result of any adjustment on audit), shall be allocated or apportioned to the Spinco Group (or any member thereof) under applicable Law, provided that this Section 4.09 shall not be construed as obligating Pluto to undertake any such determination as to the amount, allocation or apportionment of any Apportioned Tax Attribute. Spinco agrees that it shall accept Pluto’s allocation or apportionment of Apportioned Tax Attributes (and Spinco and all members of the Spinco Group shall prepare all Tax Returns in accordance therewith) unless such allocation or apportionment is manifestly unreasonable or manifestly erroneous.

(b) Spinco may request that Pluto undertake a determination of the portion, if any, of any Apportioned Tax Attribute to be allocated or apportioned to the Spinco Group (or any member thereof) under applicable Law, if such allocation or apportionment was not determined by Pluto pursuant to Section 4.09(a). If Pluto agrees to undertake such determination, Pluto shall in good faith advise Spinco in writing of the amount, if any, of any Apportioned Tax Attributes which Pluto determines shall be allocated or apportioned to the Spinco Group (or any member thereof) under applicable Law. Spinco agrees that it shall accept Pluto’s allocation or apportionment of Apportioned Tax Attributes (and Spinco and all members of the Spinco Group shall prepare all Tax Returns in accordance therewith) unless such allocation or apportionment is manifestly unreasonable or manifestly erroneous. Spinco shall reimburse Pluto for all reasonable third-party costs and expenses incurred by the Pluto Group in connection with such determination requested by Spinco within ten (10) Business Days after receiving an invoice from Pluto therefor.

(c) To the extent that Pluto determines, in its sole and absolute discretion, not to undertake a determination requested by Spinco pursuant to Section 4.09(b), or does not otherwise advise Spinco of its intention to undertake such determination within twenty (20) Business Days of the receipt of such request, Spinco shall be permitted to undertake such determination at its own cost and expense and shall notify Pluto of its determination, which determination shall be binding upon Pluto, unless such determination is manifestly unreasonable or manifestly erroneous.

(d) Nothing in this Section 4.09 shall limit a Company’s rights and obligations under Section 7.01.

SECTION 5. TAX REFUNDS.

Section 5.01. Tax Benefits. Each Company shall be entitled to any Tax Benefit (and any interest thereon received from the applicable Tax Authority) of Taxes for which it is liable hereunder. A Company receiving any Tax Benefit to which another Company is entitled under this Section 5.01 shall pay over the amount of such Tax Benefit to such other Company within thirty (30) days after such Tax Benefit is received.

SECTION 6. TAX-FREE STATUS.

Section 6.01. Representations and Warranties.

(a) Pluto hereby represents and warrants or covenants and agrees, as appropriate, (i) that the facts presented and the representations made in the Representation Letters, to the extent descriptive of (A) the Pluto Group at any time or (B) the Spinco Pre-Combination Group at any time prior to the Distribution (including, in each case, (x) the business purposes for the Distribution described in the Representation Letters to the extent that they relate to the Pluto Group at any time or the Spinco Pre-Combination Group at any time prior to the Distribution, and (y) the plans, proposals, intentions and policies of the Pluto Group at any time or the Spinco Pre-Combination Group at any time prior to the Distribution), were true, correct and complete in all respects when given and have continued to be true, correct and complete in all respects through the Distribution and (ii) that Pluto has obtained a Tax Opinion/Ruling at a “should”-level or higher for each of the Internal Tax-Free Separation Transactions listed under the heading “U.S. Federal Income Tax Treatment” on Schedule A.

(b) Spinco hereby represents that as of immediately after the Combination, neither Spinco nor any member of the Spinco Group has any plan or intention to

(i) take or fail to take (or cause or permit any of its subsidiaries to take or fail to take) any action that would breach a covenant under Section 6.02 or Section 6.03; or

(ii) take or fail to take (or permit any of its subsidiaries to take or fail to take) any action inconsistent with any representation in the Representation Letter delivered by Utah.

(c) Spinco hereby represents that all, except as otherwise expressly required or expressly permitted by this Agreement, the Business Combination Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, Spinco Capital Stock issued (i) within two years after the Distribution Date pursuant to or in respect of Spinco Compensatory Equity Interests, or (ii) at any time after the Distribution Date pursuant to or in respect of Spinco Compensatory Equity Interests issued or granted within two years after the Distribution Date, in each case will satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) of Treasury Regulations Section 1.355-7(d).

Section 6.02. Spinco Covenants. Spinco shall not take or fail to take (or cause or permit any of its subsidiaries to take or fail to take) any action if (i) such action or omission is outside the ordinary course of business operations and would adversely affect or could reasonably be expected to adversely affect the Tax-Free Status of the Contribution, the Spinco Cash Distribution, the Pluto Cash Distribution, the Distribution or the transactions described in Schedule A, (ii) such action or omission could reasonably be expected to be inconsistent with any Specified Post-Distribution Matter or (iii) such action or omission could reasonably be expected to be inconsistent with any Tax Grant, except, in each case, as otherwise expressly required or expressly permitted by this Agreement, the Business Combination Agreement, the Separation and Distribution Agreement or any Ancillary Agreement.

Section 6.03. Restricted Actions.

(a) Subject to Section 6.03(b), on or before the two-year anniversary of the Distribution Date, Spinco shall not (and shall cause its subsidiaries not to), in a single transaction or series of transactions:

(i) enter into any Proposed Acquisition Transaction or permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, or any “fair price” or other provision of Spinco’s charter or bylaws, or (D) amending its certificate of incorporation to declassify its Board of Directors or approving any such amendment, (E) or otherwise);

(ii) cause or permit Spinco or any member of the Spinco Pre-Combination Group that was a “controlled corporation” in any Separation Transaction and is identified as a “controlled corporation” on Schedule A, within the meaning of Section 355 of the Code, to merge, consolidate or amalgamate with any other Person or liquidate or partially liquidate;

(iii) cause or permit (A) a member of the Spinco Pre-Combination Group whose Active Trade or Business is relied upon in the Tax Opinions/Rulings for purposes of qualifying a transaction as tax-free pursuant to Section 355 of the Code or other Tax Law to cease being engaged in that Active Trade or Businesses, or (B) a member of the Spinco Group to dispose of, directly or indirectly, any interest in a member of the Spinco Pre-Combination Group described in clause (A), other than dispositions to any member of the SAG of Spinco;

(iv) other than sales or transfers of inventory in the ordinary course of business, (A) sell all or substantially all of the assets that were transferred to Spinco pursuant to the Contribution or (B) transfer 25% or more of the gross assets of any Active Trade or Business relied upon in any of the Tax Opinions/Rulings for purposes of Section 355(b)(2) of the Code or 25% or more of the consolidated gross assets of the Spinco Pre-Combination Group (such percentages to be measured based on fair market value as of the Distribution Date, as reported in writing by Pluto to Spinco within ninety (90) days of the Distribution Date);

(v) redeem or otherwise repurchase (directly or through a member of the Spinco Group) any Spinco Capital Stock, unless:

(A) the Ruling includes a ruling substantially to the effect that a redemption or repurchase of Spinco Capital Stock meeting certain conditions will be treated as being made on a pro rata basis from all holders (other than holders specified in the Ruling) for purposes of testing the effect of such redemption or repurchase on the Distribution under Section 355(e), and such redemption or repurchase satisfies such conditions, and

(B) either (x) such redemption or repurchase satisfies Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to its amendment by Revenue Procedure 2003-48), or (y) the Ruling includes a ruling substantially to the effect that a redemption or repurchase meeting certain conditions that does not otherwise satisfy clause (x) hereof will not be evidence that the Distribution was used principally as a device for the distribution of earnings and profits of Pluto or Spinco or both under Section 355(a)(1)(B), and such redemption or repurchase satisfies such conditions);

(vi) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Spinco Capital Stock (including, without limitation, through the conversion of one class of Spinco Capital Stock into another class of Spinco Capital Stock).

(b) Spinco may take, or may cause its subsidiaries to take a Restricted Action if (x) Spinco has received “Legal Comfort” with respect to such Restricted Action or (y) Pluto has waived the requirement to obtain Legal Comfort with respect to such Restricted Action. For this purpose, Spinco has received Legal Comfort if, prior to taking a Restricted Action:

(i) Spinco has requested that Pluto obtain a Subsequent Ruling in accordance with Section 6.04 and Pluto has received such a Subsequent Ruling in form and substance satisfactory to Pluto, acting in good faith; or

(ii) Spinco has provided Pluto with an Unqualified Tax Opinion in form and substance satisfactory to Pluto, acting in good faith (and in determining whether an opinion is satisfactory, Pluto may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion and Pluto may determine that no opinion would be acceptable to Pluto if Pluto does so acting in good faith).

Section 6.04. Procedures Regarding Legal Comfort.

(a) Cooperation. In addition to any obligations to cooperate contained in Section 7.01, if Spinco notifies Pluto that it desires to take a Restricted Action, Pluto and Spinco shall reasonably cooperate to attempt to obtain Legal Comfort with respect to the Restricted Action, unless Pluto shall have waived the requirement to obtain such Legal Comfort. In no event shall Pluto be required to file any Subsequent Ruling Request under this Section 6.04(a) unless Spinco represents that (i) it has read the Subsequent Ruling Request and (ii) all information and representations, if any, relating to any member of the Spinco Group contained in the Subsequent Ruling Request and accompanying documents are (subject to any qualifications therein) true, correct and complete. With respect to any Subsequent Ruling or Subsequent Ruling Request, Spinco shall not be required to make (or cause any Affiliate of Spinco to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).

(b) Reimbursement of Expenses for Legal Comfort. Spinco shall reimburse Pluto for all reasonable costs and expenses incurred by the Pluto Group in connection with the cooperation with respect to obtaining Legal Comfort, within thirty (30) days after receiving an invoice from Pluto therefor.

(c) Subsequent Ruling Process. Spinco hereby agrees that Pluto shall have control over the process of obtaining any Subsequent Ruling, and that only Pluto shall apply for a Subsequent Ruling. In addition to any obligations to cooperate contained in Section 7.01, in connection with obtaining a Subsequent Ruling:

(i) Pluto shall keep Spinco informed in a timely manner of all material actions taken or proposed to be taken by Pluto in connection therewith;

(ii) Pluto shall (1) reasonably in advance of the submission of any Subsequent Ruling Request documents provide Spinco with a draft copy thereof, (2) reasonably consider Spinco’s comments on such draft copy, and (3) provide Spinco with a final copy of such Subsequent Ruling Request filed with the IRS; and

(iii) Pluto shall provide Spinco with notice reasonably in advance of, and nationally recognized tax counsel to Spinco reasonably acceptable to Pluto shall have the right to attend, any formally scheduled meetings (including telephonic meetings) with the IRS (subject to the approval of the IRS) that relate to such Subsequent Ruling.

Section 6.05. Protective 336(e) Election. Pursuant to Treasury Regulation Sections 1.336-2(h)(1)(i) and 1.336-2(j), Pluto shall make a timely protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder and any similar provision of state or local Tax Law (and any related elections as determined by Pluto) with respect to the Distribution (collectively, a “Section 336(e) Election”). If and to the extent that Tax-Free Status does not apply with respect to the Distribution and Pluto is liable under Section 2.01(a) for any resulting Tax-Related Losses (including any Taxes attributable to the Section 336(e) Election), then, to that extent, Pluto will be entitled to annual payments from Spinco of the actual Tax Benefit of the Spinco Group arising from the step-up in Tax basis resulting from the Section 336(e) Election, determined using a “with and without” methodology (treating any deductions attributable to the step-up in tax basis resulting from the Section 336(e) Election as the last items claimed for any taxable period including after the utilization of any available Tax Attributes).

Section 6.06. Tax Grants. Spinco shall not modify, amend or terminate any Tax Grant without the prior written consent of Pluto, which consent shall not be unreasonably withheld, conditioned or delayed, unless such modification, amendment or termination would not result in any increase in the amount of any Taxes allocated to Pluto under this Agreement.

Section 6.07. Maintenance of Certain Ownership. From and after the Distribution Time and until December 1, 2020, Spinco shall not (and shall cause its Subsidiaries not to) cause or permit any “extraordinary reduction” (within the meaning of Treasury Regulations § 1.245A-5T(e)(2)) to occur with respect to the ownership of such Specified CFC (as defined below) by any member of the Spinco Pre-Combination Group (including any successor thereto) that is a “controlling section 245A shareholder” (within the meaning of Treasury Regulations § 1.245A-5T(i)(2)) of such Specified CFC. For purposes of this Section 6.07, (i) a “Specified CFC” means (A) Upjohn Netherlands B.V., (B) any other member of the Spinco Pre-Combination Group that is a “controlled foreign corporation,” within the meaning of Section 957(a) of the Code, and that Spinco owns indirectly, in whole or in part, through Upjohn Netherlands B.V., (C) Pfizer Parke Davis (Thailand) Ltd. and (D) Upjohn (Thailand) Limited and (ii) any reference to any term or provision of Treasury Regulations § 1.245A-5T includes a reference to the same or similar term or provision in any final, amended or successor regulations adopted by the IRS.

Section 6.08. Maintenance of Certain Entities. From and after the Distribution Date and until the date that is two years following the Distribution Date, (i) Spinco shall provide Pluto written notice at least thirty (30) days prior to effecting any proposed transfer, sale, liquidation, merger or other legal reorganization of any of PF Asia Manufacturing B.V., Pfizer Asia Pacific Pte Ltd., Pfizer PFE Ireland Pharmaceuticals Holding 1 B.V., Pfizer Pharmaceuticals LLC and G.D. Searle LLC (together, the “PFAM Entities”), which written notice shall include a description in reasonable detail of the proposed transaction(s) and the purposes thereof, (ii) Spinco shall cooperate in good faith with Pluto in considering any alternative transaction(s) proposed by Pluto in writing with respect to the PFAM Entities (including, without limitation, a delay in implementing the proposed transaction(s)) for purposes of minimizing potential taxes that could be imposed pursuant to articles 49 and 50a of the German Income Tax Act (Einkommensteuergesetz), and (iii) if Pluto has proposed an alternative transaction(s) with respect to the PFAM Entities but Pluto and Spinco have not agreed that Spinco will implement such alternative transaction(s) (with such changes as Pluto and Spinco may agree), then, if and only if (x) such alternative transaction(s) proposed by Pluto would not put Spinco in a worse position than Spinco would be in if Spinco were to implement the transaction(s) as proposed by Spinco as determined by Spinco exercising its reasonable judgment in good faith, and (y) Pluto agrees to indemnify Spinco for the incremental out-of-pocket costs and expenses reasonably incurred by Spinco as a result of such alternative transaction(s),

Spinco shall implement such alternative transaction(s) with respect to the PFAM Entities as proposed by Pluto; provided, that Spinco shall not be required to take any action specified in clauses (i)-(iii) of this Section 6.08 if Pluto receives written confirmation from the applicable German Tax Authority that such Tax Authority will not impose tax on Pluto or any of its Affiliates pursuant to articles 49 and 50a of the German Income Tax Act (Einkommensteuergesetz) with respect to the PFAM Entities.

SECTION 7. ASSISTANCE AND COOPERATION.

Section 7.01. Assistance and Cooperation.

(a) The Companies shall cooperate (and cause their respective Affiliates to cooperate) in a timely manner with each other and with each other’s agents and advisors, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed, (v) obtaining a Subsequent Ruling or any supplemental rulings with respect to the Ruling or any Subsequent Ruling and (vi) minimizing or mitigating any Separation Transfer Taxes or Combination Transfer Taxes. Such cooperation shall include making all Pre-Distribution Tax Records in their possession relating to the other Company and its Affiliates available to such other Company in a timely manner as provided in Section 8. Each of the Companies shall also make available in a timely manner to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. In fulfilling its obligations under this Section 7.01(a) with respect to the preparation and filing of any Tax Return, each Party shall use its reasonable efforts to respond to requests made by the other Party in a manner that permits such other Party to prepare and file such Tax Return consistent with the past practices of such other Party, including as to the time of filing of such Tax Return, as communicated to the first Party.

(b) Without limiting the generality of Section 7.01(a), Pluto shall cooperate (and cause their respective Affiliates to cooperate) in a timely manner with Spinco and with its agents and advisors, including accounting firms and legal counsel, in connection with (i) maintaining the Tax-Free Status of the Contribution, the Spinco Cash Distribution, the Pluto Cash Distribution, the Distribution and the transactions described in Schedule A, (ii) maintaining any arrangement with respect to any Specified-Post Distribution Matter and (iii) complying with the terms of any Tax Grant. Such cooperation shall include, without limitation (w) at Pluto’s cost and expense making available (in electronic versions) copies of all Tax Opinions/Rulings (in a complete and unredacted form) and other written advice relied upon in making the determination that the transactions listed on Schedule A were free from Tax to the extent set forth therein, (x) allowing reasonable access to Pluto’s internal personnel and (y) beginning in the quarter in which the Combination occurs and ending with the quarter in which the second anniversary of the Combination occurs, Pluto and Pluto’s outside advisors’ (including any accounting firms or legal counsel that advised Pluto in connection with the Separation Plan, the Specified Post-Distribution Matters or any Tax Grant), at Pluto’s cost and expense, participating in one telephonic meeting with Spinco per quarter (each not to exceed three (3) hours in duration) in which Pluto, such advisors and Spinco shall discuss the matters described in the previous sentence on the basis of an agenda, discussion points and/or questions submitted by Spinco no later than two (2) Business Days before such meeting and (z) at Spinco’s cost and expense, allowing reasonable access to outside advisors, including any accounting firms or legal counsel that advised Pluto in connection with the Separation Plan or advised on establishing the arrangements with respect to any of the matters described in the previous sentence. For the avoidance of doubt, Pluto does not waive any rights it is otherwise entitled to under this Agreement by reason of Pluto’s cooperation (or the cooperation of its Affiliates, agents and advisors) under this Section 7.01(b). Spinco acknowledges and agrees that it shall not be entitled to use any cooperation given by Pluto or its Affiliates, agents or advisors pursuant to this Section 7.01(b) as a defense (and hereby waives any such defense) against any claim for indemnification made by Pluto pursuant to this Agreement (including any such defense based on relative fault, negligence, mitigation or otherwise).

(c) In the event that a member of the Pluto Group, on the one hand, or a member of the Spinco Group, on the other hand, suffers a Tax detriment as a result of a Transfer Pricing Adjustment, the Companies shall cooperate pursuant to this Section 7 to seek any competent authority relief that may be available with respect to such Transfer Pricing Adjustment.

(d) Any information or documents provided under this Section 7 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) no Company shall be required to provide the other Company or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that relate to Spinco, the business or assets of Spinco or any Spinco Affiliate and (ii) in no event shall a Company be required to provide the other Company or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that a Company determines that the provision of any information to the other Company could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use reasonable best efforts to permit compliance with its obligations under this Section 7 in a manner that avoids any such harm or consequence.

Section 7.02. Delayed Market Tax Costs. The Parties shall use their reasonable best efforts to cooperate (and cause their respective Affiliates to cooperate) in a timely manner with each other and with each other’s agents and advisors, including accounting firms and legal counsel, to eliminate or minimize any Delayed Market Tax Costs, including with respect to the structure or terms of any Delayed Market Transaction; provided, however, that nothing in this Section 7.02 shall require or permit any Party to take or fail to take any action that is inconsistent with the terms of the Separation and Distribution Agreement.

SECTION 8. TAX RECORDS.

Section 8.01. Retention of Tax Records. Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and Pluto shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Periods (such Tax Records “Pre-Distribution Tax Records”), for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Pre-Distribution Tax Records upon sixty (60) Business Days’ prior written notice to the other Company. If, prior to the Retention Date, (a) a Company reasonably determines that any Pre-Distribution Tax Records which it would otherwise be required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Pre-Distribution Tax Records upon sixty (60) Business Days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Pre-Distribution Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such sixty (60) Business Day period, all or any part of such Pre-Distribution Tax Records. If, at any time prior to the Retention Date, Spinco determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Pre-Distribution Tax Records, then Spinco may decommission or discontinue such program or system upon ninety (90) days’ prior notice to Pluto and Pluto shall have the opportunity, at its cost and expense, to copy, within such sixty (60) Business Day period, all or any part of the underlying data relating to the Pre-Distribution Tax Records accessed by or stored on such program or system.

Section 8.02. Access to Pre-Distribution Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice, all Pre-Distribution Tax Records (including, for the avoidance of doubt, in each case, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Company and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store such Pre-Distribution Tax Records, in each case to the extent reasonably required by the other Company in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement. The Company seeking access to such Pre-Distribution Tax Records shall bear all reasonable third-party costs and expenses associated with such access, including any professional fees.

Section 8.03. Preservation of Privilege. No member of the Spinco Group shall provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing as of the date hereof to which Privilege may reasonably be asserted without the prior written consent of Pluto, such consent not to be unreasonably withheld; provided that after the Combination, Spinco shall have the right to provide access, copies or disclosure of such documentation to its advisors so long as such documentation maintains its status as Privileged.

SECTION 9. TAX CONTESTS.

Section 9.01. Notice. A Party shall provide prompt notice to the Indemnifying Party of any Tax Contest or written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding of which it becomes aware that could reasonably be expected to (i) obligate the other Party to make an Indemnity Payment or (ii) cause the other Party or any of its subsidiaries to incur any Taxes for which it is not indemnified under this Agreement; provided that the failure by an Party to give notice under this Section 9.01 shall not relieve the other Party’s of its indemnification obligations under this Agreement, except to the extent that the such other Party shall have been actually prejudiced by such failure. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.

Section 9.02. Control of Tax Contests.

(a) Pluto Control. Notwithstanding anything in this Agreement to the contrary, Pluto shall have the right to control any Tax Contest with respect to (w) any Joint Return, (x) any member of the Pluto Group, (y) any Tax-Related Losses and (z) any member of the Spinco Pre-Combination Group relating solely to a Pre-Distribution taxable period (a “Pluto Tax Contest”). Pluto shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Pluto Tax Contest; provided, however, that to the extent any Pluto Tax Contest is reasonably likely to give rise to an indemnity obligation of Spinco under this Agreement, and, in addition to any obligations to cooperate contained in Section 7:

(i) Pluto shall keep Spinco informed in a timely manner of all material developments and events relating to such Pluto Tax Contest;

(ii) at its own cost and expense, Spinco shall have the right to participate (but not to control) the defense of any such Pluto Tax Contest other than any such Pluto Tax Contest relating to a Joint Return; and

(iii) Pluto shall not settle or compromise any such Pluto Tax Contest, other than any such Pluto Tax Contest relating to a Joint Return, without Spinco prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Spinco Control. Subject to Section 9.02(a), Spinco shall have the right to control any Tax Contest with respect to Spinco or any member of the Spinco Group relating to any Post-Distribution Period (a “Spinco Tax Contest”); provided, however, that to the extent that any such Spinco Tax Contest is reasonably likely to give rise to an indemnity obligation of Pluto under this Agreement, and, in addition to any obligations to cooperate contained in Section 7,

(i) Spinco shall keep Pluto informed in a timely manner of all material developments and events relating to such Spinco Tax Contest;

(ii) at its own cost and expense, Pluto shall have the right to participate (but not to control) the defense of any such Spinco Tax Contest; and

(iii) Spinco shall not settle or compromise any such Spinco Tax Contest, without Pluto’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Each Party shall bear its own expenses in the course of any Tax Contest, other than expenses included in the definition of Tax-Related Losses.

(d) Power of Attorney. Each member of the Spinco Group shall execute and deliver to Pluto (or such member of the Pluto Group as Pluto shall designate) any power of attorney or other similar document reasonably requested by Pluto (or such designee) in connection with any Pluto Tax Contest described in this Section 9. Each member of the Pluto Group shall execute and deliver to Spinco (or such member of the Spinco Group as Spinco shall designate) any power of attorney or other similar document requested by Spinco (or such designee) in connection with any Spinco Tax Contest described in this Section 9.

SECTION 10. EFFECTIVE DATE.

Except as expressly set forth herein, this Agreement shall be effective as of the Distribution Time.

SECTION 11. SURVIVAL OF OBLIGATIONS.

Except as expressly set forth in this Agreement, the covenants contained in this Agreement, indemnification obligations and liability for the breach of any obligations contained herein, shall survive the Distribution Time and shall remain in full force and effect in accordance with their terms.

SECTION 12. DISAGREEMENTS.

Section 12.01. General. In the event of any dispute relating to this Agreement, including but not limited to whether a Tax liability is a liability of the Pluto Group or the Spinco Group (a “Dispute”), the Tax departments of each Group shall work together in good faith to resolve such Dispute within thirty (30) days.

Section 12.02. Escalation. If the Tax departments of each Group are unable to resolve a Dispute within the time period specified in Section 12.01, then the Dispute (other than a Technical Dispute) upon written request of either Company, will be escalated for resolution according to Section 7.02 of the Separation and Distribution Agreement.

Section 12.03. Referral to Tax Advisor for Technical Disputes.

(a) Selection of Tax Advisor. If the Parties are not able to resolve a Technical Dispute within the time period specified in Section 12.01, then the Technical Dispute will be referred to a Tax Advisor acceptable to each of the Companies to act as an expert in order to resolve the Technical Dispute. In the event that the Companies are unable to agree upon a Tax Advisor promptly under the circumstances, the Companies shall promptly under the circumstances each separately retain an independent, nationally recognized law or accounting firm (each, a “Preliminary Tax Advisor”), which Preliminary Tax Advisors shall promptly under the circumstances jointly select a Tax Advisor free of conflicts on behalf of the Companies to resolve the Technical Dispute.

(b) Procedure of Tax Advisor.

(i) Promptly, but in no event later than fifteen (15) Business Days, after joint engagement of the Tax Advisor, Pluto and Spinco shall provide the Tax Advisor with a copy of this Agreement and an agreed statement (the “Agreed Statement”) describing the Technical Dispute. Each of Pluto and Spinco shall simultaneously deliver to the Tax Advisor and to the other Company a written submission of its final position with respect to the Technical Dispute within fifteen (15) Business Days of the delivery to the Tax Advisor of the Agreed Statement. Each of Pluto and Spinco shall thereafter be entitled to submit a rebuttal to the other’s submission, which rebuttals shall be delivered simultaneously to the Tax Advisor and to the other Company within fifteen (15) Business Days of the delivery of the Companies’ initial submissions to the Tax Advisor and to each other. Neither Company may make (nor permit any of its Affiliates or representatives to make) any additional submission to the Tax Advisor or otherwise communicate with the Tax Advisor without providing the other Company a reasonable opportunity to participate in such communication.

(ii) The Tax Advisor shall have forty-five (45) days following submission of the Companies’ rebuttals to review the documents provided to it pursuant to this Section 12.03 and to deliver its reasoned written determination resolving the Technical Dispute, including (to the extent relevant) a reasonably detailed explanation and/or computation supporting such determination. The Tax Advisor shall resolve the Technical Dispute submitted to it based solely on the factual information provided to the Tax Advisor by the Companies pursuant to the terms of this Agreement and not by independent investigation or review of questions of fact, although the Tax Advisor shall be entitled to engage in independent review and analysis of questions of Tax Law and exercise judgment with respect thereto.

(iii) The determination of the Tax Advisor in respect of a Technical Dispute shall, absent manifest error, be final, conclusive and binding on the Companies and not subject to appeal by either of the Companies, and judgment thereof may be entered or enforced in any court of competent jurisdiction. In resolving Technical Disputes, the Tax Advisor shall act as an expert and not as an arbitrator.

(iv) Following receipt of the Tax Advisor’s written notice to the Companies of its resolution of the Technical Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor.

(v) Each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the Technical Dispute to the Tax Advisor (and the Preliminary Tax Advisors, if any). All fees and expenses of the Tax Advisor in connection with such referral shall be shared equally by the Companies.

(vi) For the avoidance of doubt, (A) any Dispute that is not a Technical Dispute shall not be subject to Section 12.03 and (B) the Tax Advisor’s authority shall be limited to resolving Technical Disputes and the Tax Advisor shall not have the authority to resolve any Dispute as to the interpretation of this Agreement, the Separation and Distribution Agreement or the Business Combination Agreement, including any Dispute as to the interpretation of this Section 12.03.

Section 12.04. Certain Interactions. Nothing in this Section 12 shall limit the rights of a Company under Section 15.15.

SECTION 13. LATE PAYMENTS.

Subject to the double-recovery provision under Section 15.10, any amounts owed by one Party to another Party under this Agreement which are not paid within thirty (30) days of the due date therefor pursuant to this Agreement shall bear interest at a rate per annum equal to the Prime Rate, from the due date of the payment under the terms of this Agreement to the date paid.

SECTION 14. EXPENSES.

Except as otherwise provided in this Agreement, each Party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

SECTION 15. MISCELLANEOUS.

Section 15.01. Addresses and Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service, or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

If to Pluto:

Pfizer Inc.

235 East 42nd Street

New York, New York 10017

Attention:	Douglas M. Lankler
Bryan A. Supran
Facsimile:	(212) 573-0768
Email:	douglas.lankler@pfizer.com
bryan.supran@pfizer.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Ave

New York, NY 10017

Attention: Neil Barr

Michael Mollerus

Facsimile No.: (212) 701-5125

(212) 701-5471
Email:	neil.barr@davispolk.com
michael.mollerus@davispolk.com

If to Spinco:

Viatris Inc.

1000 Mylan Boulevard

Canonsburg, PA 15317

Attention:	Michael Goettler
Email:	michael.goettler@viatris.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Stephen Gordon

J. Leonard Teti II
Facsimile No.: (212)	474-3700
Email:	gordon@cravath.com
lteti@cravath.com

or to such other address or addresses as the Parties may from time to time designate in writing by like notice.

Section 15.02. Amendments and Waivers. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 15.03. Assignment; Parties in Interest. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties. Any attempted assignment or delegation in breach of this Section 15.03 shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement.

Section 15.04. Severability. If any provision of this Agreement, or the application of any provision to any Person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 15.05. Authority. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.

Section 15.06. Further Action. The Parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Party or its Affiliates in accordance with Section 9.

Section 15.07. Entire Agreement. This Agreement, together with each of the exhibits and schedules appended hereto, as well as any other agreements and documents referred to herein and therein, shall (i) together constitute the entire agreement between the Parties relating to the transactions contemplated hereby and (ii) supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby in respect of any Tax between or among any member or members of the Pluto Group, on the one hand, and any member or members of the Spinco Group, on the other hand. All such other agreements referred to in clause (ii) of the preceding sentence shall be of no further effect between the Companies and any rights or obligations existing thereunder shall be fully and finally settled, calculated as of the date hereof.

Section 15.08. TMA Controls. In the event of any inconsistency between this Agreement and the Separation and Distribution Agreement, the Business Combination Agreement or any of the Ancillary Agreements, or any other agreements relating to the transactions contemplated by the Separation and Distribution Agreement, with respect to the subject matter hereof, the provisions of this Agreement shall control.

Section 15.09. Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any Party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

Section 15.10. No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at Law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at Law or equity before recovering under the remedies provided in this Agreement.

Section 15.11. Counterparts. This Agreement may be executed in two (2) or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

Section 15.12. Governing Law; Jurisdiction.

(a) This Agreement, and all legal actions, suits or proceeding (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to any Laws or principles thereof that would result in the application of the Laws of any other jurisdiction. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.

(b) Subject to the provisions of Section 12 and Article VII of the Separation and Distribution Agreement, each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, the United States District Court for the District of Delaware, and any appellate court from any appeal thereof, in any legal action, suit or proceeding arising out of or relating to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby, and each Party hereby irrevocably and unconditionally (i) agrees not to commence any such legal action, suit or proceeding except in such courts, (ii) agrees that any claim in respect of any such legal action, suit or proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such other courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such legal action, suit or proceeding in the Court of Chancery of the State of Delaware or such other courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such legal action, suit or proceeding in the Court of Chancery of the State of Delaware or such other courts and (v) consents to service of process in the manner provided for notices in Section 15.01. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING THE FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY

WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 15.12.

Section 15.13. Spinco Subsidiaries. If, at any time, Spinco acquires or creates one or more subsidiaries, including pursuant to the Combination, they shall be subject to this Agreement and all references to the Spinco Group herein shall thereafter include a reference to such subsidiaries.

Section 15.14. Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the Parties hereto (including but not limited to any successor of Pluto or Spinco succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original Party to this Agreement.

Section 15.15. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement without the necessity of proving actual damages or the inadequacy of monetary damages as a remedy, in addition to any other remedy to which such Party is entitled hereunder. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss hereunder or default herein or breach hereof and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

* * * * *

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

PFIZER INC.

By:	/s/ Douglas E. Giordano
Name: Douglas E. Giordano
Title: Senior Vice President, Worldwide Business Development

UPJOHN INC.

By:	/s/ Sanjeev Narula
Name: Sanjeev Narula
Title: Authorized Officer